(QLT Inc. Logo)   887 Great Northern Way         t 604.707.7000
                  Vancouver, BC Canada V5T 4T5   f 604.707.7001
                                                 www.qltinc.com


news release


                QLT ANNOUNCES FAVORABLE VOTE FROM MEDICARE PANEL
            TO SUPPORT VISUDYNE(R) THERAPY FOR USE IN OCCULT PATIENTS

FOR IMMEDIATE RELEASE                                        SEPTEMBER 9, 2003
Vancouver, Canada--QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today a favorable vote by the Medicare Coverage Advisory Committee (MCAC) regarding questions relevant to the decision to be made by the U.S. Centers for Medicare and Medicaid Services (CMS) on whether to expand the current reimbursement of Visudyne(R) Therapy to include patients with the occult choroidal neovascularization (CNV) due to age-related macular degeneration (AMD), the leading cause of blindness in patients over 50.

"We are pleased that after much discussion and debate the panel overall recommended that Visudyne improved the net health outcome in the population of patients with the occult form of the disease. We recognize that the panel was also in favor of further categorizing those patients that responded best to treatment as the appropriate patients to be treated," said Paul Hastings, President and Chief Executive Officer of QLT Inc. "We now must wait for the CMS to consider the panel's recommendation and come to their own conclusion relative to the coverage or non-coverage of Visudyne in patients with the occult form of AMD."

MCAC is a consultative body of researchers, clinicians and consultants who advise CMS on scientific and clinical questions regarding Medicare coverage. CMS will consider the panel opinion when it evaluates whether the procedure should be covered in the population of Medicare beneficiaries who have AMD and occult with no classic CNV. Medicare already offers coverage for Visudyne therapy in AMD patients with predominantly classic lesions. A decision on the new use is expected before the end of 2003.

Approximately 150,000 new cases of subfoveal wet AMD are diagnosed each year in North America and approximately 40% of these cases are in the occult form.

Visudyne therapy is developed and commercialized through the alliance of QLT and the Ophthalmics Business Unit of Novartis Pharma AG.

ABOUT VISUDYNE
Visudyne is a two-step procedure involving the intravenous administration of the drug into the patient's arm. A non-thermal laser light is then shone into the patient's eye to activate the drug. Once activated, Visudyne affects abnormal blood vessels, resulting in a cessation of growth of blood vessels in the eye and a stabilization of the corresponding vision loss. Visudyne therapy does not appear to damage normal retinal vessels.

Visudyne is the only drug approved for the treatment of some forms of wet AMD, the leading cause of blindness in people over the age of 50, and has been used in more than 250,000 patients worldwide. Visudyne is commercially available in more than 70 countries for the treatment of predominantly classic subfoveal CNV and in over 30 countries for occult subfoveal CNV caused by AMD. It is also approved in more than 50 countries, including the EU, U.S. and Canada, for the treatment of subfoveal CNV due to pathologic myopia (severe near-sightedness). In some countries Visudyne is also approved for presumed ocular histoplasmosis or other macular diseases.

QLT Inc. is a global pharmaceutical company specializing in the discovery, development and commercialization of innovative therapies to treat cancer, eye diseases and niche areas for which treatments can be marketed by a specialty sales force. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialized two products to date, including Visudyne therapy, which is the most successfully launched ophthalmology product ever. For more information, visit our web site at www.qltinc.com

QLT Inc. will hold an analyst and investor conference call to discuss the MCAC panel meeting results on Tuesday, September 9th at 5:00 p.m. EDT (2:00 p.m.
PDT). The call will be broadcast live via the Internet at www.qltinc.com. A replay of the call will be available via the Internet and also via telephone at 416-695-5800, access code 1474404.

                                      -30-

QLT Inc.:
Therese Hayes/Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."

Certain statements in this press release constitute "forward-looking statements" of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to whether CMS will adopt the MCAC panel opinion and provide reimbursement coverage for Visudyne in the population of Medicare beneficiaries who have AMD and occult with no classic CNV, the anticipated timing of the CMS decision, opportunities to expand the market for Visudyne and the attainment and timing of FDA approval for Visudyne in patients who have AMD and occult with no classic CNV. These statements are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements include, but are not limited to: the risk that the CMS may elect not to provide reimbursement coverage for Visudyne in the population of Medicare beneficiaries who have AMD and occult with no classic CNV, the CMS' decision on reimbursement may be delayed, future sales of Visudyne may be less than expected, clinical development programs in patients who have AMD and occult with no classic CNV may not be successful or regulatory approvals not obtained in the United States and other factors described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.

                                                                     Page 2 of 2